Exhibit 10.2

Summary

Guaranty Contract of Maximum Amount Entered Between Li Xiangqian and Agricultural Bank on March 23, 2006

Main contents
•	Contract number: No. 81905200600000026
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As guarantor, Li Xiangqian undertakes to assume joint and several liabilities for the Company’s indebtedness towards Agricultural Bank under Comprehensive Agreement from March 23rd, 2006 to March 17th, 2008 and maximum amount secured is RMB 400 million.

•

Secured items include the loan principal, interest, penalty interest, breach of contract compensation and all the expenses incurred for Agricultural Bank to realize its creditor’s right under Comprehensive Agreement ;

•	Guaranty period:

•	Two years from the expiry date that the Company should fulfill its obligations in accordance with Comprehensive Agreement ;
•	For acceptance of bank draft, issuance of L/C without or with reduced deposit and bank guarantee, the term is two years from the date that the Creditor bears the obligations of the Obligor.
•	For discounted commercial drafts, the term is two years from the expiry date of the discounted commercial drafts;
•	If term of Comprehensive Agreement is extended, guaranty period shall be two years from the expiry date for the Company to fulfill its obligations according to the extended agreement;
•

If due to the provisions of relevant PRC law or regulations or any agreement reached under Comprehensive Agreement , any loan becomes mature ahead of its term, guaranty period shall be two years starting from the advance mature date.

Headlines of the articles omitted:
•	Indebtedness to be secured and maximum amount
•	Scope of guaranty
•	Method of guaranty
•	Guaranty period
•	Commitment of the Guarantor
•	Breach of Contract
•	Dispute settlement
•	Miscellaneous
•	Effectiveness
•	Validity
•	Attention